EXHIBIT 10.1

James Welch
Subject: Post-Retirement Consulting Agreement
Dear James,
As previously discussed with you, YRC Worldwide Inc. (“YRCW”) desires to retain your services on a limited advisory basis following your retirement effective July 31, 2018 (your “Retirement Date”). This letter agreement (“Agreement”) sets forth the proposed terms of your services.
1.    TERM. This Agreement will commence on your Retirement Date and will end one year later, unless terminated sooner as described below. Any extension of this Agreement beyond its original one-year term will be subject to a mutual written agreement between the parties.
2.    SERVICES. Immediately following your Retirement Date, you will provide such consulting and advisory services (“Services”) as may be reasonably requested by YRCW. Although YRCW will not in any way control or direct the manner or means by which you perform your Services, it is expected that you will be reasonably available to assist YRCW upon not less than two (2) days’ advanced notice, unless extenuating circumstances require your immediate attention. In no event will the level of your Services exceed more than twenty percent (20%) of the level of services you provided as an employee of YRCW prior to your Retirement Date.
3.    RETAINER. YRCW will pay you a retainer of $12,500 per month (your “Retainer”). YRCW will also reimburse you for reasonable business expenses incurred in connection with the delivery of your Services, subject to YRCW’s customary expense reimbursement policies and procedures for independent contractors.
4.    INDEPENDENT CONTRACTOR. Your Services will be provided as an independent contractor of YRCW and not as a common law employee. Accordingly, your Retainer will be reported to you on an IRS Form 1099, and you will be solely responsible for all applicable taxes. As an independent contractor you will not be eligible to participate in any health, retirement, or other employee benefit plans or fringe benefit programs offered to YRCW employees. This Agreement will not have any effect on any benefits you accrued or earned prior to your Retirement Date, unless required by applicable law.
5.    TERMINATION OF CONSULTING RELATIONSHIP. This Agreement will automatically terminate upon your death. In addition, we may agree to terminate the Agreement before its scheduled termination date by mutual written agreement. Your monthly Retainer will end upon termination of this Agreement for any reason.
6.    ASSIGNMENT. You may not assign any rights, or delegate or subcontract any obligations, under this Agreement without YRCW’s prior written consent.
7.    MISCELLANEOUS. This Agreement constitutes the sole and entire agreement between us with respect to the subject matter contained herein. This Agreement will be governed by, and construed in accordance with, the laws of the State of Kansas, without giving effect to the conflict of laws provisions. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
If you agree to the terms and conditions set forth above, please acknowledge below and return a copy to my attention.

YRC Worldwide Inc.

By: /s/ Darren D. Hawkins
Darren D. Hawkins
Chief Executive Officer

Agreed and Accepted:

/s/ James L. Welch
James L. Welch

June 11, 2018
Date